                                                                   EXHIBIT 10.17





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                          ASSET ACQUISITION AGREEMENT

                                     AMONG

            HORIZON CELLULAR TELEPHONE COMPANY OF CHAUTAUQUA, L.P.,
           HORIZON CELLULAR TELEPHONE COMPANY OF CRAWFORD, L.P., and
              HORIZON CELLULAR TELEPHONE COMPANY OF INDIANA, L.P.,

                                      AND

                           SYGNET COMMUNICATIONS INC.



                                July 11, 1996

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
                               TABLE OF CONTENTS

                                                                            Page
1.    Certain Definitions; Purchase and Sale of Assets;
      Assumption of Liabilities............................................    1
      1.1       Certain Definitions........................................    1
      1.2       Purchased Assets...........................................    3
      1.3       Excluded Assets............................................    5
      1.4       Assumption of Liabilities by Purchaser.....................    5
      1.5       Excluded Liabilities.......................................    5
      1.6       Assets Not Assignable......................................    6

2.    Escrows, Acquisition Price and Closing...............................    6
      2.1       Escrows....................................................    6
      2.2       Acquisition Price..........................................    8
      2.3       Manner of Payment..........................................    8
      2.4       Acquisition Price Adjustment...............................    8
      2.5       Allocation of Acquisition Price............................   10
      2.6       The Closing................................................   10
      2.7       Closing Costs; Transfer Taxes and Fees.....................   11

3.    Representations and Warranties of Sellers............................   11
      3.1       Organizational Status......................................   11
      3.2       Qualification..............................................   11
      3.3       Authorization; No Conflict.................................   11
      3.4       Financial Statements.......................................   12
      3.5       Compliance with Laws.......................................   12
      3.6       Permits; FCC Licenses......................................   12
      3.7       Litigation.................................................   14
      3.8       Real Property..............................................   14
      3.9       Personal Property Leases...................................   14
      3.10      Contracts and Other Agreements.............................   14
      3.11      Consents...................................................   15
      3.12      Title; Condition...........................................   16
      3.13      No Material Adverse Change.................................   16
      3.14      Taxes......................................................   16
      3.15      Environmental Matters......................................   16
      3.16      Employee Matters...........................................   17
      3.17      Inventory..................................................   17
      3.18      Receivables................................................   17
      3.19      Labor Relations............................................   18
      3.20      Employee Compensation......................................   18
      3.21      Employee Benefit Plans.....................................   18
      3.22      Absence of Undisclosed Liabilities.........................   19
      3.23      Intellectual Property......................................   19

4.    Representations and Warranties of Purchaser..............................   19
      4.1       Organizational Status..........................................   19
      4.2       Qualification..................................................   20
      4.3       Authorization; No Conflict.....................................   20
      4.4       Compliance with Laws...........................................   20
      4.5       Litigation.....................................................   20
      4.6       Consents.......................................................   21
      4.7       FCC and PSC Matters............................................   21
      4.8       Financial Ability to Close.....................................   21

5.    Covenants of Sellers and Purchaser.......................................   21
      5.1       Continuance of Business........................................   21
      5.2       Access to Information; Notice of Breach........................   22
      5.3       Governmental Permits and Approvals; Consents...................   23
      5.4       Employees; Employee Compensation...............................   23
      5.5       HSR Act........................................................   23
      5.6       Regulatory Approvals...........................................   24
      5.7       Restrictions on Certain Actions................................   24
      5.8       Casualty or Condemnation.......................................   25
      5.9       Supplemental Disclosure........................................   25
      5.10      Disclaimer of Other Representations and Warranties.............   25
      5.11      Notice of Certain Events.......................................   26
      5.12      Public Announcements...........................................   26
      5.13      Pre-Closing Deliveries.........................................   26
      5.14      No Solicitation................................................   26
      5.15      Escrow Balance; Replacement Letter of Credit...................   27
      5.16      Securities Filings.............................................   27
      5.17      Audited Financial Statements...................................   27
      5.18      Cooperation Regarding Financing................................   28

6.    Conditions Precedent to Purchaser's Obligations..........................   28
      6.1       Regulatory Approvals...........................................   28
      6.2       Premerger Notification Compliance..............................   28
      6.3       Representations and Warranties on Closing Date.................   28
      6.4       Terms, Covenants and Conditions................................   28
      6.5       No Material Adverse Change.....................................   28
      6.6       No Negative Economic Impact....................................   29
      6.7       Absence of Litigation..........................................   29
      6.8       Closing Deliveries.............................................   29

7.    Conditions Precedent to Sellers' Obligations.............................   29
      7.1       Regulatory Approvals...........................................   29
      7.2       Premerger Notification Compliance..............................   29
      7.3       Representations and Warranties on Closing Date.................   29
      7.4       Terms, Covenants and Conditions................................   30
      7.5       Absence of Litigation..........................................   30

      7.6       Closing Deliveries.............................................  30

8.    Deliveries at the Closing................................................  30
      8.1       Sellers' Deliveries............................................  30
      8.2       Purchaser's Deliveries.........................................  31

9.    Confidentiality..........................................................  32

10.   Survival of Representations and Warranties...............................  32

11.   Indemnification..........................................................  32
      11.1      Obligation to Indemnify by Sellers.............................  32
      11.2      Obligation to Indemnify by Purchaser...........................  33
      11.3      Procedures for Claims Between the Parties......................  33
      11.4      Defense of Third-Party Actions.................................  33
      11.5      Limitations....................................................  34

12.   Breaches and Defaults; Termination; Remedies.............................  35
      12.1      Breaches and Defaults; Opportunity to Cure.....................  35
      12.2      Termination....................................................  35
      12.3      Effect of Termination..........................................  36

13.   Miscellaneous............................................................  36
      13.1      Resolution of Disputes.........................................  36
      13.2      Expenses.......................................................  37
      13.3      Further Assurances.............................................  37
      13.4      Access to Records..............................................  37
      13.5      Indemnification of Brokerage...................................  37
      13.6      Severability...................................................  38
      13.7      Notices........................................................  38
      13.8      Entire Agreement...............................................  39
      13.9      Amendments and Waivers.........................................  39
      13.10     Governing Law..................................................  39
      13.11     Assignment; Binding Effect.....................................  39
      13.12     Non-Recourse...................................................  40
      13.13     Beneficiaries of Agreement.....................................  40
      13.14     Counterparts; Facsimile Signatures.............................  40
      13.15     Exhibits and Schedules.........................................  40
      13.16     Computation of Days; Holidays..................................  40
      13.17     Headings.......................................................  41





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
                         LIST OF EXHIBITS AND SCHEDULES

                                    EXHIBITS

2.1(a)          Form of Letter of Credit
2.3(a)          Form of Instrument of Assumption
3.12            Form of Payoff Letter
8.1(b)(i)       Form of Opinion of Sellers' Corporate Counsel
8.1(b)(ii)      Form of Opinion of Sellers' FCC Counsel
8.1(i)(A)       Form of Confidentiality and Restrictive Covenant Agreement
                  (Executive Officers)
8.1(i)(B)       Form of Confidentiality and Restrictive Covenant Agreement
                  (Sellers and Certain Affiliates)
8.2(d)          Form of Opinion of Purchaser's Counsel

                                   SCHEDULES

1               RSAs
1.1(1)          Certain Permitted Encumbrances
1.2(j)          Books and Records
1.3(g)          Certain Affiliate Assets Not Used Exclusively for the Systems
1.3(h)          Other Excluded Assets
1.4             Assumed Liabilities
2.4(a)(i)       Capital Expenditures
2.4(a)(iii)     Subscribers
3.5             Unlicensed Facilities
3.6(b)          FCC Licenses
3.6(c)          PSC Licenses
3.6(d)          Pending Applications
3.7             Litigation
3.8(b)          Real Property Leases
3.9             Material Personal Property Leases
3.10            Material Contracts
3.11            Sellers' Material Consents
3.12            Material Personal Property
3.18            Receivables
3.20            Compensation
3.21            Employee Benefit Plans
4.6             Purchaser's Consents
5.13(b)         ITDS Reports
6.5             Budgeted EBITDA
11.1            Certain Seller Indemnification

                          ASSET ACQUISITION AGREEMENT

      THIS ASSET ACQUISITION AGREEMENT (this "Agreement") is made as of July 11, 1996 among HORIZON CELLULAR TELEPHONE COMPANY OF CHAUTAUQUA, L.P., HORIZON CELLULAR TELEPHONE COMPANY OF CRAWFORD, L.P., and HORIZON CELLULAR TELEPHONE COMPANY OF INDIANA, L.P., each a Delaware limited partnership (collectively, "Sellers"), and SYGNET COMMUNICATIONS INC., an Ohio corporation ("Purchaser").

                              W I T N E S S E T H

      WHEREAS, Sellers are the sole holders of certain licenses, including cellular and microwave licenses, granted by the Federal Communications Commission (the "FCC") for the Non-Wireline Cellular Rural Service Areas ("RSAs") in Pennsylvania ("the Pennsylvania RSAs") and New York (the "New York RSA") set forth on Schedule 1;

      WHEREAS, Sellers are the owners and operators of the cellular telephone communication systems in the RSAs (the "Systems") and, in connection therewith, are engaged in the business of marketing, selling and providing cellular telephone service in the RSAs (the "Business");

      WHEREAS, Sellers desire to sell to Purchaser, and Purchaser desires to acquire from Sellers, all of the Purchased Assets (as hereinafter defined) in accordance with the terms and conditions hereinafter set forth; and

      WHEREAS, the parties acknowledge that the terms and conditions set forth in this Agreement and the performance by the parties of their respective obligations hereunder are subject to and are intended to be in compliance with all FCC and other state and local governmental rules and regulations governing the transactions contemplated by this Agreement.

      NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

   1. Certain Definitions: Purchase and Sale of Assets: Assumption of
Liabilities.

      1.1 Certain Definitions. As used in this Agreement, the following terms have the following meanings unless the context otherwise requires:

           (a) "affiliate", with respect to any person, means any other person controlling, controlled by or under common control with such person.

           (b) "business day" means any day other than a Saturday, Sunday, legal holiday in the Commonwealth of Pennsylvania or other day of the year on which banks are authorized or required by law to close.

           (c) "Current Assets" means, for purposes of this Agreement, Sellers'
(i) accounts receivable (net of reserves for subscriber receivables calculated as follows: 2.5% for subscriber receivables that are current to less than or equal to 30 days past due; 15% for subscriber receivables that are between 31 and 60 days past due; 50% for subscriber receivables that are between 61 and 90 days past due; and 100% for subscriber receivables that are more than 90 days past due), plus (ii) inventory (other than any inventory that is obsolete in accordance with GAAP (as hereinafter defined)), plus (iii) prepaid expenses, each as reflected on the Closing Date Balance Sheet (as hereinafter defined) and only to the extent such constitutes a Purchased Asset.

           (d) "Current Liabilities" means, for purposes of this Agreement, Sellers' (i) accounts payable, plus (ii) accruals - comp. related, plus (iii) other accruals (including customer security deposits), plus (iv) deferred income, each as reflected on the Closing Date Balance Sheet, and only to the extent such constitutes an Assumed Liability (as hereinafter defined).

           (e) "Executive Officers" shall mean Messrs. Michael E. Kalogris, Steven R. Skinner, and Bruce M. Hernandez.

           (f) "governmental or regulatory body" means any government or political subdivision thereof, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision.

           (g) "herein", "hereby", "hereunder", "hereof" or other equivalent words refer to this Agreement and not solely to the particular section or portion of this Agreement in which any such word is used.

           (h) "includes", "including" or other equivalent words mean "including, without limitation".

           (i) "lien or other encumbrance" means any lien, pledge, mortgage, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any stockholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

           (j) "Material Adverse Change" means a material adverse change in the Business, taken as a whole; provided, however, that neither (i) the effects of any events, circumstances or conditions resulting from changes, developments or circumstances in worldwide, national or local conditions (political, economic, regulatory or otherwise) that adversely affect generally the markets where the Systems are operated or affect generally industries engaged in the telecommunications business (including proposed legislation or regulations by any governmental or regulatory body or the introduction of any technological changes in the telecommunications industry), or adversely affect a broad group of industries generally, nor (ii) any effects of competition (including competition resulting from personal communication services or the introduction of any new technological changes in the telecommunications industry), shall be deemed to give rise to a Material Adverse Change.

           (k) "Material Adverse Effect" means an effect that would result in a Material Adverse Change; provided, however, that neither (i) the effects of any events, circumstances or conditions resulting from changes, developments or circumstances in worldwide, national or local conditions (political, economic, regulatory or otherwise) that adversely affect generally the markets where the Systems are operated or affect generally industries engaged in the telecommunications business (including proposed legislation or regulation by any governmental or regulatory body or the introduction of any technological changes in the telecommunications industry), or adversely affect a broad group of industries generally, nor (ii) any effects of competition (including competition resulting from personal communication services or the introduction of any new technological changes in the telecommunications industry), shall constitute a Material Adverse Effect.

           (l) "Permitted Encumbrances" means (i) any lien or other encumbrance for taxes and assessments, not yet past due or otherwise being contested in good faith and for which appropriate reserves have been established, (ii) any lien or other encumbrance arising out of deposits made to secure leases or other obligations of a like nature arising in the ordinary course of business,
(iii) any lien or other encumbrance that does not materially interfere with the use by Sellers of the property subject thereto or affected thereby (including any easements, rights of way, restrictions, installations or public utilities, title imperfections and restrictions, reservations in land patents, zoning ordinances or other similar liens or other encumbrances) or otherwise does not materially impair the results of operations or financial condition of the Business considered as a whole, and (iv) any lien or other encumbrance set forth on Schedule 1.1(1).

           (m) "person" means any individual, corporation, limited liability company, partnership, limited liability partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental or regulatory body or other entity.

           (n) "to Sellers' knowledge" or any similar phrase means the actual knowledge of one of the Executive Officers or the general managers of the respective Systems.

           (o) "Material Consent" has the meaning given to such term in Section 3.11(a)(iv).

      1.2 Purchased Assets. On the terms and subject to the conditions contained in this Agreement, Sellers agree to sell, assign, transfer and deliver to Purchaser all of the right, title and interest of Sellers in or to the following assets in existence as of the Closing Date (collectively referred to herein as the "Purchased Assets"):

           (a) all accounts receivable billed and unbilled, all subscriber accounts receivable that have been written off as uncollectible, and all negotiable instruments or other instruments and chattel paper generated in the conduct of the Business (the "Receivables");

           (b) all inventory, including cellular mobile telephones and related accessories (collectively, the "Inventory");

           (c) all furniture, fixtures, cellular systems and other equipment and machinery, cellular switches, cell site equipment, electrical power units, antennas, transmission lines, microwave equipment, test equipment, tools, vehicles, office equipment, improvements, parts and other tangible personal property other than Inventory, used or useful in the operation of the Business, whether or not obsolete;

           (d) any lots and pieces of ground together with the buildings, structures and improvements erected thereon, and together with all easements, rights and privileges appurtenant thereto (the "Owned Real Property");

           (e) all leasehold interests created by all leases of personal property (the "Personal Property Leases") or real property (the "Real Property Leases") under which any Seller is a lessee or lessor;

           (f) all of Sellers' interest in all buildings, towers, facilities and other structures and improvements located on Owned Real Property and the real property subject to a Real Property Lease (the "Leased Real Property", and together with the Owned Real Property, the "Real Property"), together with Sellers' interest in all fixtures, furnishings, installations, machinery, equipment and appliances used in connection with the operation, maintenance or occupancy of the Real Property and Sellers' interest in all leasehold improvements;

           (g) all prepaid expenses, advance payments, deferred charges, security and other deposits deposited by Sellers with third parties with respect to Leased Real Property or other Purchased Assets;

           (h) all licenses, permits, franchises, registrations, certificates of public convenience and necessity, approvals and operating rights to the extent transferable under applicable law or with any required consent, including all licenses, permits and authorizations that have been issued to Sellers or KCCGP, L.P., a Delaware limited partnership that is the general partner of Sellers (the "General Partner"), by the FCC (the "FCC Licenses") and the State of New York Public Service Commission ("PSC") (the "PSC Licenses"), any and all rights under any applications pending before the FCC or PSC on behalf of Sellers or the General Partner or licenses, permits or authorizations issued to Sellers or the General Partner by the FCC or PSC for currently unlicensed facilities, as listed on Schedule 3.5, any interim operating authority, or other regulatory authority, in connection with the Business and the construction and operation of the Systems, and all planning, zoning, building, environmental, occupancy and other permits and licenses used in connection with the Systems (collectively, and including the FCC Licenses and the PSC Licenses, the "Permits"), provided, however that as to the General Partner, the Purchased Assets shall only include such Permits that are used in connection with the Business and the construction and operation of the Systems;

           (i) all rights of Sellers under all contracts and agreements (including roaming agreements) relating to the Business (collectively, and including the Personal Property Leases and the Real Property Leases, the "Contracts");

           (j) originals or copies (at the option of Sellers) of all books and records, manuals, files and operating data to the extent relating to the Business, including the books and records described on Schedule 1.2(i); and

           (k) all other assets, except for the Excluded Assets (as hereinafter defined), of every kind or description wherever located, real, personal, tangible or intangibles, owned, held or used in the conduct of the Business by Sellers on the Closing Date.

      1.3 Excluded Assets. Notwithstanding anything to the contrary contained herein or otherwise, the Purchased Assets do not include the following:

           (a) all cash on hand and in financial institutions, cash equivalents, marketable securities and bonds ("Cash and Cash Equivalents");

           (b) all federal, state and local income and franchise tax credits and tax refund claims;

           (c) the minute books, partnership record books and tax returns of Sellers;

           (d) any insurance policies maintained by Sellers with respect to the Business;

           (e) all claims, causes of action and rights of recovery (other than those arising under or with respect to the assets described in Section 1.2(a)) arising out of, or relating to, events or occurrences prior to the Closing Date relating to the Systems or the Business, whether asserted or commenced before, on or after the Closing Date (including with respect to warranty claims and rights of recovery relating to roaming receivables);

           (f)  Sellers' rights under this Agreement;

           (g) those assets set forth on Schedule 1.3(g), which assets are used by affiliates of Sellers and do not relate exclusively to the operation of the Systems;

           (h) the personal effects, memorabilia and other assets described on
Schedule 1.3(h); and

           (i)  any receivables from any of Sellers' affiliates.

      1.4 Assumption of Liabilities by Purchaser. On the Closing Date, Purchaser shall assume and agree to discharge and perform, as and when due, all liabilities and obligations of Sellers set forth on Schedule 1.4 (collectively, the "Assumed Liabilities").

      1.5 Excluded Liabilities. Notwithstanding any provision in this Agreement or any other writing to the contrary, Purchaser is assuming only the Assumed Liabilities and' is not assuming any other liability or obligation of any Seller (or of any predecessor owner of all or part of their respective businesses and assets) of whatever nature, whether presently in existence or arising hereafter. All such other liabilities and obligations shall be retained by and remain obligations of Sellers (all such liabilities and obligations not being assumed being herein referred to as the "Excluded Liabilities"). Without limiting the generality of the foregoing, none of the following shall be Assumed Liabilities for the purposes of this Agreement:

           (a) any liabilities or obligations of Sellers to any of Sellers' affiliates;

           (b) any liabilities or obligations for legal, accounting and audit fees and any other expenses incurred by Sellers in connection with the preparation of, negotiation of, and performance under, this Agreement (and the transactions and other agreements contemplated hereby);

           (c) any liabilities or obligations for Sellers' federal, state or local income taxes;

           (d) any liabilities or obligations of Sellers to pay severance benefits, if any, to any employees of Sellers whose employment is terminated by Sellers prior to or in connection with the sale of the Business; and

           (e) any liabilities or obligations of Sellers as a borrower under any loan agreements, subordinated debt agreements or other credit facilities.

      1.6 Assets Not Assignable. To the extent that any interest in the Contracts, Permits or other Purchased Assets is not capable of being assigned, transferred or conveyed without the consent, waiver or authorization of a third person (including a governmental or regulatory body), or if such assignment, transfer or conveyance or attempted assignment, transfer or conveyance would constitute a breach of any of the Contracts, Permits or other Purchased Assets, or a violation of any law, statute, decree, rule, regulation or other governmental edict or is not immediately practicable, this Agreement shall not constitute an assignment, transfer or conveyance of such interest, or an attempted assignment, transfer or conveyance of such interest (any such interest being referred to herein as a "Restricted Interest") unless and until the required consent, waiver or authorization is obtained. Anything in this Agreement to the contrary notwithstanding, Sellers shall not be obligated to transfer to Purchaser any Restricted Interest without first having obtained the required consent, waiver or authorization necessary for such transfer; provided, however, that nothing in this Section 1.6 shall limit Sellers' obligations under Section 5.3(b).

   2. Escrows' Acquisition Price and Closing.

      2.1  Escrows.

           (a) Purchaser shall deliver to CoreStates Bank, N.A., Philadelphia, Pennsylvania, as escrow agent (the "Escrow Agent"), the amount of $10,000,000 (the "Escrow Amount"), which amount shall be held by the Escrow Agent pursuant to the terms of a certain escrow agreement of even date herewith (the "Escrow Agreement") by and among the parties hereto and the Escrow Agent. Concurrently with the execution of this Agreement, Purchaser has delivered to the Escrow Agent the amount of $1,000,000. As promptly as practicable after the date hereof (but no later than July 18, 1996), Purchaser shall deliver to the Escrow Agent as the balance of the Escrow Amount (the "Escrow Balance") either (i) $9,000,000 in immediately available funds or (ii) an irrevocable, unconditional standby letter of credit in favor of the Escrow Agent in the amount of $9,000,000 from a financial institution reasonably acceptable to Sellers in the form of Exhibit 2.1(a) (the "Letter of Credit").

           (b) The parties agree that Purchaser's breach in any material respect of any representation, warranty, covenant or agreement contained in this Agreement will cause damage to Sellers that will be difficult or impossible to prove accurately. Therefore, with the intention of providing a fair and reasonable measure of such damage, and to impose damages that the parties agree would not be disproportionate to the presumed loss, the parties agree that in the event of a termination of this Agreement by Sellers in accordance with the terms of Section 12.2(c)(ii), Sellers shall be entitled to payment pursuant to the Escrow Agreement, as liquidated damages, and not as a penalty, the entire Escrow Amount on the terms and subject to the conditions contained in the Escrow Agreement; provided, however, that if such termination occurs prior to the date of Purchaser's delivery of the Escrow Balance to Escrow Agent, Purchaser shall pay directly to Sellers promptly in immediately available funds the difference between $10,000,000 and the portion of the Escrow Amount that Sellers receive from the Escrow Agent; and provided further, however, that in any such event Sellers shall also be entitled to interest, on the terms contained in the Escrow Agreement, on any portion of the Escrow Amount constituting immediately available funds that have been delivered to the Escrow Agent. Notwithstanding anything to the contrary contained herein or in the Escrow Agreement, the Escrow Amount (together with interest as aforesaid) shall constitute Sellers' sole recourse in the event of a termination of this Agreement by Sellers in accordance with the terms of Section 12.2(c)(ii).

           (c) As security for the indemnification covenants of Sellers contained in this Agreement, on the Closing Date, Purchaser shall deliver to Escrow Agent the amount of Ten Million Dollars ($10,000,000) (the "Indemnification Escrow"), which amount shall be held by the Escrow Agent pursuant to the terms of the Escrow Agreement. On the terms and subject to the conditions contained in the Escrow Agreement, $5,000,000 of the Indemnification Escrow (plus all interest earned on such $5,000,000 from the Closing Date until such date) shall be released to Sellers on the date that is six (6) months after the Closing Date, and the balance thereof (together with interest earned thereon) shall be released to Sellers on the date that is twelve (12) months after the Closing Date. Purchaser shall be entitled to draw upon the Indemnification Escrow (and applicable interest thereon) for payment of all indemnification claims made by Purchaser to the extent, but only to the extent, provided in the Escrow Agreement. Notwithstanding anything to the contrary contained herein or in the Escrow Agreement, the Indemnification Escrow shall constitute Purchaser's sole recourse for recovery of Sellers' indemnification covenants contained in this Agreement.

      2.2 Acquisition Price. The aggregate acquisition price for the Purchased Assets shall be $250,000,000 (the "Preliminary Acquisition Price"), subject to adjustment as provided in Section 2.4 (as so adjusted, the "Acquisition Price").

      2.3 Manner of Payment. Subject to adjustment as provided in this Agreement, at Closing:

           (a) Purchaser shall assume the Assumed Liabilities by written instrument of assumption in the form of Exhibit 2.3(a) (the "Instrument of Assumption");

           (b) Purchaser and Sellers shall provide joint written instructions to Escrow Agent (the "Escrow Agent Instructions") instructing Escrow Agent to deliver the Escrow Amount to Purchaser in the manner prescribed by the Escrow Agreement;

           (c) Purchaser shall pay to Sellers (or to any other person as Sellers may direct in writing) by wire transfer of immediately available funds to such banks and accounts thereat as shall be specified in writing by Sellers (which shall include such banks as are necessary to obtain the releases referred to in the Payoff Letter (as hereinafter defined)), the following:

                (i) the amount of $240,000,000 (the "Closing Cash Payment") representing the difference between the Preliminary Acquisition Price and the Indemnification Escrow; plus or minus

                (ii)  the Initial Adjustments Amount (as hereinafter defined);
and

           (d) Purchaser shall deliver the Indemnification Escrow to the Escrow Agent to be retained and disbursed by the Escrow Agent pursuant to the terms of the Escrow Agreement.

      2.4  Acquisition Price Adjustment.

           (a) The Preliminary Acquisition Price shall be increased or decreased (the "Acquisition Price Adjustment") on a dollar-for-dollar basis for the cumulative net adjustment required by the following:

                (i) Set forth on Schedule 2.4(a)(i) is Sellers' capital expenditure budget (the "Capital Budget") for calendar year 1996, setting forth on a monthly basis the amount and categories of capital expenditures budgeted by Sellers with respect to the Business for calendar year 1996. Sellers agree to use commercially reasonable efforts to make capital expenditures in accordance with the Capital Budget, except as otherwise consented to by Purchaser (such consent not to be unreasonably withheld, conditioned or delayed). The Preliminary Acquisition Price shall be (A) increased to the extent that, between December 31, 1995 and the Closing Date, Sellers make capital expenditures (excluding capital expenditures made to repair or replace property damaged after the date of this Agreement) with respect to the Business in excess of those budgeted to be made through the Closing Date in the Capital Budget, and (B) decreased to the extent that, between December 31, 1995 and the Closing Date, Sellers make capital expenditures with respect to the Business that are less than those budgeted to be made through the Closing Date in the Capital Budget. The amount of $750,000 contained in the Capital Budget with respect to a proposed upgrade of an Ericsson switch in the New York RSA (the "Ericsson Upgrade") shall be disregarded in the foregoing test. Instead, the Preliminary Acquisition Price shall be reduced by $500,000 on account of the Ericsson Upgrade. The determination of whether an expenditure constitutes a capital expenditure shall be made in accordance with generally accepted accounting principles consistently applied ("GAAP"), and shall include capital expenditures for which payment has not yet been made by Sellers but for which a current liability has been established in Sellers' books and records.

                (ii) The Preliminary Acquisition Price shall be further adjusted by the dollar amount (positive or negative) of the Net Working Capital of Sellers on the Closing Date. As used herein, the term "Net Working Capital" shall mean Current Assets minus Current Liabilities.

                (iii) The Preliminary Acquisition Price shall be further adjusted based upon the actual ending subscribers on the last day of the month preceding the Closing Date ("Actual Ending Subscribers") as follows: (A) the Preliminary Acquisition Price shall be increased by an amount equal to $300 times the positive difference, if any, equal to the Actual Ending Subscribers less the Maximum Ending Subscribers on the last day of the month preceding the Closing Date (as reflected on Schedule 2.4(a)(iii)), and (B) the Preliminary Acquisition Price shall be decreased by an amount equal to $300 times the positive difference, if any, equal to the Minimum Ending Subscribers on the last day of the month preceding the Closing Date (as reflected on Schedule 2.4(a)(iii)) less the Actual Ending Subscribers.

           (b) The initial adjustments to the Preliminary Acquisition Price will be made at the Closing based upon a good faith estimate by Sellers of the dollar amounts of such adjustments (the "Initial Adjustments Amount"), a schedule (the "Initial Adjustments Amount Schedule") of such estimates to be delivered by Sellers to Purchaser at least three (3) business days prior to Closing.

           (c) As promptly as practicable after the Closing Date (but in no event later than ninety (90) days thereafter) Sellers shall prepare and deliver to Purchaser for its review and comment (i) a balance sheet prepared in accordance with GAAP and the same accounting practices and methods used to prepare the Financial Statements and the Unaudited Financial Statements (each as hereinafter defined) and dated as of the close of business on the Closing Date (the "Closing Date Balance Sheet") and (ii) an accompanying closing statement (the "Closing Statement") reasonably detailing as of the close of business on the Closing Date Sellers' determination of each element of the Acquisition Price Adjustment. If Purchaser objects to any amounts reflected on the Closing Date Balance Sheet or the Closing Statement, Purchaser must, within thirty (30) days after Purchaser's receipt of the Closing Date Balance Sheet and Closing Statement, give written notice (the "Notice") to Sellers specifying in reasonable detail its objections, or Sellers' determination of the Acquisition Price Adjustment shall be final, binding and conclusive on the parties. With respect to any disputed amounts, the parties shall meet in person and negotiate in good faith during the thirty
(30) day period (the "Resolution Period") after the date of Sellers' receipt of the Notice to resolve any such disputes. If the parties are unable to resolve all such disputes within the Resolution Period, then within five (5) business days after the expiration of the Resolution Period, all disputes shall be submitted to Arthur Andersen & Co. (the "Independent Accountant") who shall be engaged to provide a final and conclusive resolution of all unresolved disputes within forty-five (45) days after such engagement. The determination of the Independent Accountant shall be final, binding and conclusive on the parties hereto, and the fees and expenses of the Independent Accountant shall be borne by the party who, in the Independent Accountant's determination, submitted a disputed amount that differs more significantly from the amount finally determined by the Independent Accountant. From and after the Closing Date, Purchaser and Sellers will provide each other with access to such books, records and personnel as Purchaser or Sellers, as the case may be, reasonably request in connection with the preparation and review of the Closing Date Balance Sheet and the Closing Statement.

           (d) If the Acquisition Price Adjustment (as finally determined in accordance with the provisions set forth above) less the Initial Adjustments Amount is a positive (negative) amount, then, within five (5) business days after such final determination, Purchaser (Sellers) shall pay to Sellers (Purchaser) such amount in immediately available funds plus interest at the rate of 10% per annum from the Closing Date through the date of payment.

      2.5 Allocation of Acquisition Price. On the Closing Date, Purchaser and Sellers shall mutually agree in writing upon the allocation of the Acquisition Price among the Purchased Assets. Such allocation shall be adjusted as necessary in connection with the final determination of the Acquisition Price Adjustment. The parties agree that such allocation shall be made based upon the relative fair market values of the Purchased Assets as of the Closing Date conforming with the requirements of Section 1060 of the Internal Revenue Code of 1986, as amended. The parties agree that the fair market value of the tangible personal property of Sellers to be transferred to Purchaser on the Closing Date is equal to the net book value of such property for tax purposes. The parties agree to file with their respective federal income tax returns for the tax year in which the Closing occurs IRS Form 8594 containing the information agreed upon by the parties pursuant to this Section 2.5. Sellers and Purchaser agree not to assert for income tax purposes (including in connection with any tax return, tax audit or similar proceeding) any allocation of the Acquisition Price that differs from that determined pursuant to this section and contained in IRS Form 8594.

      2.6 The Closing. Unless this Agreement shall have been earlier terminated in accordance with the terms hereof, the transactions contemplated by this Agreement shall be consummated (the "Closing") at the offices of Kleinbard, Bell & Brecker, 1900 Market Street, Philadelphia, Pennsylvania 19103, on the latest to occur of (i) September 30, 1996, (ii) the tenth (10th) business day after receipt of the Regulatory Approvals (as hereinafter defined) in accordance with Section 5.6 and (iii) the expiration of all necessary filing and waiting requirements under the HSR Act (as hereinafter defined), or at such other place or on such other date as Purchaser and Sellers may agree in writing. The date on which the Closing shall occur is referred to in this Agreement as the "Closing Date". The Closing shall be deemed to have occurred as of 11.59 p.m. on the Closing Date.

      2.7 Closing Transfer Taxes and Fees. Purchaser shall be responsible for
(i) any documentary and transfer taxes and any sales, use or other taxes imposed by reason of the transfers of Purchased Assets provided hereunder and any deficiency, interest or penalty asserted with respect thereto, (ii) any fees and costs of recording or filing all applicable conveyancing instruments described in Section 8.1(a) or otherwise, (iii) all costs of applying for new Permits and obtaining the transfer of existing Permits that may be lawfully transferred, (iv) the filing fee required under the HSR Act, (v) the costs and expenses of any title insurance that Purchaser may choose to obtain with respect to any Real Property and (vi) the costs and expenses of any environmental audits that Purchaser may choose to conduct at any or all of the Real Property.

   3. Representations and Warranties of Sellers. Each of the Sellers represents and warrants to Purchaser that:

      3.1 Organizational Status. Each of the Sellers is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Sellers has all requisite partnership power and authority to own, lease and operate its assets, properties, and its Business, and to carry on its Business as now being conducted.

      3.2 Qualification. Each of the Sellers is duly qualified to do business and is in good standing as a foreign partnership in all jurisdictions where such qualification is required except for those jurisdictions where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

      3.3 Authorization: No Conflict. Each of the Sellers has the full legal right and all partnership power and authority required to enter into, execute and deliver this Agreement and the documents and other agreements required to be executed and delivered hereunder and to perform fully its respective obligations hereunder and thereunder. The execution, delivery and performance of this Agreement by each of the Sellers have been duly authorized by all necessary partnership action on the part of each of the Sellers. This Agreement has been duly executed and delivered and constitutes, and each of the other agreements and documents to be delivered by Sellers hereunder when executed and delivered by Sellers will constitute, the valid and binding obligation of each of the Sellers, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting creditors' rights generally. The execution, delivery and performance of this Agreement and the documents and other agreements to be delivered hereunder by Sellers and the consummation of the transactions contemplated hereby and thereby by Sellers will not (i) violate any provision of any Seller's certificate of limited partnership or partnership agreement, (ii) violate, conflict with or result in the breach of any of the terms of, result in a modification of the effect of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract to which any of the Sellers is a party or by or to which it or any of its assets or properties may be bound or subject, excluding in any case such violations, conflicts, breaches or defaults that would not reasonably be expected to have a Material Adverse Effect, (iii) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body by which any of the Sellers, or the assets, properties or Business of Sellers are bound, (iv) violate any statute, law or regulation, applicable to Sellers, excluding in any case such violations that would not reasonably be expected to have a Material Adverse Effect, or (v) violate or cause any revocation of or limitation on any Permit that is necessary to the lawful conduct of the Business, excluding any such violation, revocation or limitation of which could reasonably be expected to have a Material Adverse Effect.

      3.4 Financial Statements. Sellers have delivered to Purchaser copies of the audited annual financial statements of Horizon Cellular Telephone Company, L.P. ("Horizon") as of December 31, 1995 and 1994 and for the years then ended (collectively, the "Financial Statements"). The Financial Statements (i) fairly present the financial condition of Horizon as of such dates and the results of its operations and changes in its cash flows for the periods covered thereby, and (ii) were prepared in accordance with GAAP. As used herein, the term "Balance Sheet Date" shall mean December 31, 1995. Sellers have also delivered to Purchaser copies of Sellers' unaudited financial statements as of December 31, 1995 (under and together with a cover letter dated July 3, 1996 from Bruce Hernandez) and May 31, 1996 and for the periods then ended (the "Unaudited Financial Statements"). As used herein, the term "Current Balance Sheet" shall mean the balance sheet of Sellers as of May 31, 1996. The Unaudited Financial Statements (i) fairly present the financial condition of Sellers as of such dates and the results of their operations for the respective periods covered thereby, and (ii) were prepared in accordance with GAAP (subject to normal recurring year-end adjustments and except for the omission of certain footnotes and other presentation items required by GAAP with respect to audited financial statements).

      3.5 Compliance with Laws. Each of the Sellers is in, and has operated in, compliance with all applicable federal (including the Communications Act of 1934, as amended, and the rules, regulations, orders, policies and procedures of the FCC promulgated thereunder (the "Communications Act")), state and local laws, regulations and ordinances and any applicable requirements of any governmental or regulatory body, court or arbitrator affecting its Business or its assets, except for the following: (i) the matters set forth on Schedule 3.5 and (ii) noncompliance that, individually or in the aggregate, has not and would not reasonably be expected to have a Material Adverse Effect.

      3.6  Permits: FCC Licenses.

           (a) Except as set forth on Schedule 3.5, Sellers and the General Partner have all of the Permits necessary to operate the Systems and the Business as now operated, except for those Permits the absence of which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. To Sellers' knowledge, such Permits are in full force and effect, and are unimpaired by any acts or omissions of Sellers or the General Partner.

           (b) Sellers and the General Partner, as applicable, applied for and obtained the FCC Licenses in compliance with the Communications Act, and Sellers and the General Partner, as applicable, are, and on the Closing Date will be, the exclusive holders of the FCC Licenses. The consents of the FCC to the issuance, assignment or transfer of control of the FCC Licenses to Sellers and the General Partner, as applicable, have been granted by Final Order (as hereinafter defined). Sellers and the General Partner, as applicable, are, and at all times since acquiring the FCC Licenses have been, qualified to hold the FCC Licenses under the Communications Act. Sellers and the General Partner, as applicable, are legally qualified under the Communications Act to assign the FCC Licenses to Purchaser. A list of the FCC Licenses is set forth on Schedule 3.6(b). The FCC Licenses are in full force and effect. There are no existing or, to the Sellers' knowledge, threatened proceedings by or before the FCC that could reasonably be expected to result in the revocation, cancellation, suspension, or material adverse modification of the FCC Licenses, except for proceedings that affect the cellular telephone industry generally. Subject to obtaining the Regulatory Approvals, Sellers and the General Partners, as applicable, will transfer to Purchaser at Closing all of Sellers' and the General Partner's, as applicable, right, title and interest in and to the FCC Licenses free and clear of any lien or other encumbrance.

           (c) Horizon Cellular Telephone Company of Chautauqua, L.P. ("HCTC-Chautauqua") applied for and obtained the PSC Licenses in compliance with the laws of the State of New York, and HCTC-Chautauqua is, and on the Closing Date will be, the exclusive holder of the PSC Licenses. The consents of the PSC to the issuance, assignment or transfer of control of the PSC Licenses to HCTC-Chautauqua has been granted by Final Order. HCTC-Chautauqua is, and at all times since acquiring the PSC Licenses has been, qualified to hold the PSC Licenses under applicable New York state law and the rules and regulations of the PSC. HCTC-Chautauqua is legally qualified under such laws, rules and regulations to assign the PSC Licenses to Purchaser. A list of the PSC Licenses is set forth on Schedule 3.6(c). The PSC Licenses are in full force and effect. There are no existing or, to Sellers' knowledge, threatened proceedings by or before the PSC that could reasonably be expected to result in the revocation, cancellation, suspension, or material adverse modification of the PSC Licenses, except for proceedings that affect the cellular industry generally. Subject to obtaining the Regulatory Approvals, HCTC-Chautauqua will transfer to Purchaser at Closing all of HCTC- Chautauqua's right, title and interest in and to the PSC Licenses free and clear of any lien or other encumbrance.

           (d) Schedule 3.6(d) sets forth all applications, petitions and other requests filed by or on behalf of Sellers with respect to the Business and pending before the FCC or PSC (the "Pending Applications"). Such Pending Applications are uncontested and, to Sellers' knowledge, there is no reason to believe that any Pending Application will not be favorably acted upon in due course.

           (e) A "Final Order", as used in this Agreement, means an action by the FCC or PSC (i) that is not reversed, stayed, enjoined, set aside, annulled or suspended within the deadlines, if any, provided by applicable statute or regulation, (ii) with respect to which no request for stay, motion or petition for reconsideration or rehearing, application or request for review, or notice of appeal or other judicial petition for review that is filed within such period is pending, and (iii) as to which the deadline, if any, for filing any such request, motion, petition, application, appeal or notice, and for the entry of orders staying, reconsidering or reviewing on the FCC's or PSC's own motion have expired.

      3.7 Litigation. Except as set forth on Schedule 3.7, and except for legal or administrative proceedings affecting the cellular telephone industry generally, there is no action, suit, claim, arbitration, investigation or other legal or administrative proceeding (collectively, "Actions") pending or, to Sellers' knowledge, threatened against any of the Sellers with respect to the Business or any of the Purchased Assets, excluding in any case such Actions that would not reasonably be expected to have a Material Adverse Effect.

      3.8  Real Property.

           (a)  Sellers own no Owned Real Property.

           (b) Schedule 3.8(b) sets forth a list of all of the Real Property Leases. There have been made available to Purchaser true and complete copies of all of the Real Property Leases. All of the Real Property Leases are valid, in full force and effect and binding upon the respective Seller that is a party thereto, and to Sellers' knowledge, the other parties thereto, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting creditors' rights generally. None of the Sellers is in default under any of the Real Property Leases, nor does any condition exist that, with notice or lapse of time or both, would constitute such a default, excluding in any case such-defaults that would not reasonably be expected to have a Material Adverse Effect.

      3.9 Personal Property Leases. Set forth on Schedule 3.9 is a list of all material Personal Property Leases, true and complete copies of which have been previously made available to Purchaser. Each Personal Property Lease is valid, in full force and effect and binding upon the respective Seller that is a party thereto and, to Sellers' knowledge, the other parties thereto, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting creditors' rights generally. None of the Sellers is in default of any Personal Property Lease nor, to Sellers' knowledge, has any event occurred that constitutes, or with notice or lapse of time or both may constitute, a default under any Personal Property Lease, excluding in any case such defaults that would not reasonably be expected to have a Material Adverse Effect.

      3.10 Contracts and Other Agreements.

           (a) Schedule 3.10 lists the following contracts and other agreements relating to the Business to which any of the Sellers is a party:

                (i) those contracts and other agreements that involve the receipt or payment after the date hereof by the respective Seller that is a party thereto of more than $100,000 annually;

                (ii) those contracts and other agreements that involve the receipt or payment after the date hereof by the respective Seller that is a party thereto of more than $25,000 annually (but less than $100,000 annually) that are not terminable by the respective Seller that is a party thereto on ninety (90) or fewer days' notice at any time without penalty; and

                (iii) all other contracts and agreements that are material to the Business.

           (b) There have been made available to Purchaser true and complete copies of all of the contracts and other agreements set forth on Schedule 3.10. Except as disclosed on Schedule 3.10, all of such contracts and other agreements are valid, in full force and effect, binding upon the respective Seller that is a party thereto, and, to Sellers' knowledge, the other parties thereto and enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting creditors' rights generally. None of the Sellers is in default under any of such contracts and other agreements, nor, to Sellers' knowledge, does any condition exist that, with notice or lapse of time or both, would constitute such a default, excluding in any case such defaults that would not reasonably be expected to have a Material Adverse Effect.

      3.11 Consents.

           (a) Except for (i) the consent of the FCC to the assignment of the FCC Licenses from Sellers and the General Partner to Purchaser, (ii) the consent of the PSC to the assignment of the PSC Licenses, and the transfer of the Purchased Assets of HCTC-Chautauqua from HCTC-Chautauqua to Purchaser,
(iii) the expiration of the waiting period under the HSR Act, and (iv) the consent of, approval, or authorization of, or registration or filing with such other governmental or regulatory body or third parties as are separately identified on Schedule 3.11 (such consents referred to in this clause (iv), the "Material Consents"), no consent, approval or authorization of, or registration or filing with any person is required by Sellers in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, excluding in any case such consents, approvals, authorizations, registrations or filings, the failure of which to obtain or make, as the case may be, would not reasonably be expected to have a Material Adverse Effect.

           (b) The Material Consents identified on Schedule 3.11 are segregated into two groups: (i) those designated by the parties as material and necessary for consummation of the transactions contemplated hereby (the "Class A Material Consents") and (ii) all other Material Consents (the "Class B Material Consents").

      3.12 Title; Condition.

           (a) Schedule 3.12 sets forth a substantially complete list of the material personal property included in the Purchased Assets, whether owned, leased or licensed (the "Personal Property List") that will be updated and modified in accordance with Section 5.13(c). Sellers have good and marketable title to all of the Purchased Assets. Notwithstanding anything to the contrary contained herein or otherwise, each of the Sellers confirms that its assets are generally subject to a security interest that has been granted by Sellers and their affiliates to Citicorp North America, as collateral agent ("Lender"), which security interest will be released at or promptly following Closing in accordance with the terms of a payoff letter substantially in the form of
Exhibit 3.12 (the "Payoff Letter") upon payment to Lender of certain amounts owed thereto. Sellers will at Closing convey to Purchaser good and marketable title to all Purchased Assets, in each case free and clear of any lien or other encumbrance other than Permitted Encumbrances, subject to the recording by Purchaser or its agent after Closing of the releases to be delivered by Lender promptly after payment thereto in accordance with the terms of the Payoff Letter.

           (b) The Purchased Assets are in good operating condition and repair, have been reasonably maintained consistent with standards generally followed in the cellular telephone industry (ordinary wear and use excepted), and, in the case of buildings, towers and other structures, to Sellers' knowledge, are structurally sound.

           (c) The Purchased Assets constitute all of the assets and properties under or held for use in the Business except for those Excluded Assets identified in Section 1.3.

           (d) EXCEPT AS SET FORTH HEREIN, SELLERS MAKE NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, CONCERNING THE PURCHASED ASSETS, INCLUDING THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

      3.13 No Material Adverse Change. Since the Balance Sheet Date, there has been no Material Adverse Change.

      3.14 Taxes. Since the date of each Seller's ownership of its respective System(s), (i) such Seller has timely filed or caused to be filed with the appropriate taxing authorities all true, correct and complete tax returns for federal, state, and local taxes (collectively, "Taxes"), (ii) all Taxes, in respect of periods beginning before the Closing Date, have been timely paid or an adequate reserve has been established therefor in the Financial Statements and (iii) there are no pending or, to Sellers' knowledge, threatened audits, investigations or claims for or relating to any additional liability in respect of Taxes.

      3.15 Environmental Matters. Neither the Business nor the operation thereof by Sellers, nor the ownership or use of the Purchased Assets by Sellers, violates any applicable environmental laws and no condition or event has occurred with respect to the Business or Purchased Assets that, with the giving of notice, lapse of time, or both, would constitute a violation of such laws, excluding in any event such violations, conditions and events that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

      3.16 Employee Matters.

           (a) Sellers represent that Purchaser shall have no liability whatsoever to employees or former employees of Sellers with respect to such employees' service with Sellers or for any accrued benefits (including all severance benefits to which any of Sellers' employees shall become entitled by virtue of this Agreement) unless and to the extent described on Schedule 3.21 and set forth within the Current Liabilities category on the Closing Date Balance Sheet, whether such benefits are vested or non-vested, under any Plan (as hereinafter defined), regardless of whether any of such employees are offered employment by or become employees of Purchaser. As used herein, the term "Plan" means any agreement, arrangement, plan, or policy, whether or not considered legally binding, that involves (i) any pension, retirement, profit sharing, deferred compensation, bonus, stock option, stock purchase, phantom stock, health, welfare, or incentive plan; or (ii) welfare or "fringe" benefits, including without limitation any voluntary employees' beneficiary associations or related trusts, vacation, severance, disability, medical, hospitalization, dental, life and other insurance, tuition, company car, club dues, sick leave, maternity, paternity or family leave, or other benefits; or
(iii) any employment, consulting, engagement, or retainer agreement or arrangement.

           (b) Sellers represent that there will be no incidence of severance payments or any other termination benefits for which Purchaser will be responsible as a consequence of the transactions contemplated hereby or otherwise.

      3.17 Inventory. Except for Inventory which is obsolete or non-saleable and for which adequate reserves have been provided for in the Current Balance Sheet and will be provided for in the Closing Date Balance Sheet, as the case may be, all of the Inventory, whether held for rental, resale or for use as spare parts, is, as of the date hereof, and will be, as of the Closing substantially of a quality, quantity and condition, usable, leasable or salable in the ordinary course of the Business within the time periods consistent with the past experience of Sellers. Inventories are, and at the Closing will be valued at the lower of cost or market.

      3.18 Receivables. All of the Receivables represent amounts receivable for services and merchandise actually provided or delivered in bona fide transactions (or, in the case of non-trade accounts or notes, represent amounts receivable in respect of other bona-fide business transactions), have arisen in the ordinary course of business, are to Sellers' knowledge, not subject to any counterclaims or offsets, and have been billed or are billable. The reserve for bad debt on the Current Balance Sheet has been determined in accordance with GAAP. Schedule 3.18 sets forth (a) the total amounts of subscriber Receivables of the Seller as of the date of the Current Balance Sheet and (b) the aging of such subscriber Receivables based on the following Schedule: 0-30 days, 31-60 days, 61-90 days and over 90 days, from the due date thereof.

      3.19 Labor Relations. (a) To Sellers' knowledge, the relations of each Seller with its employees are good; (b) no employee of any Seller is represented by any union or other labor organization; (c) there is no unfair labor practice complaint against any Seller pending or, to Sellers' knowledge, threatened before the National Labor Relations Board; (d) there is no labor strike, dispute, slow down or stoppage actually pending or, to the knowledge of Sellers, threatened against or involving any Seller; (e) to Sellers' knowledge, no grievance which might have an adverse affect on any Seller or the conduct of the Business is pending; (f) no private agreement restricts any Seller from relocating, closing or terminating any of its operations or facilities; (g) no Seller has, since the date of its formation, experienced any work stoppage or other labor difficulty or committed any unfair labor practice; and (h) no organizational effort is being made or is, to Sellers' knowledge, threatened by or on behalf of any labor union with respect to the employees of any Seller.

      3.20 Employee Compensation. Schedule 3.20 sets forth the following information: the names, job title, and current base compensation of all present employees of Sellers.


      3.21 Employee Benefit Plans.

           (a) Schedule 3.21 contains a complete list of all employee benefit plans, whether formal or informal, whether or not set forth in writing, and whether covering one person or more than one person, sponsored, maintained or contributed to by Sellers. For the purposes hereof, the term "employee benefit plan" includes all plans, funds and programs providing benefits of economic value to any employee, former employee, or present or former beneficiary, dependent or assignee of any such employee or former employee other than regular salary, wages or commissions paid to the employees substantially concurrently with the performance of the services for which paid.

           (b) Except as set forth on Schedule 3.21, Sellers do not sponsor, maintain or have any outstanding liabilities with respect to, and are not required, either by law or contract, to contribute to any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974 as amended ("ERISA"), nor any employee pensions benefit plans within the meaning of Section 3(2) of ERISA or any multi-employer plan within the meaning of Section 3(37) of ERISA. Except as may be required by applicable law, no employee benefit plan listed on Schedule 3.21 provides for the continuation of employer-paid health or life insurance coverage beyond the termination of an employee's employment with Sellers.

           (c) All contributions required by law or contract to be made to fund the employee benefit plans for any plan year, or other period on the basis of which contributions are required ending before the date hereof, have been made as of the date hereof or have adequately been provided for in the Financial Statements.

           (d) The employee benefit plans, and any trusts or insurance contracts maintained in connection therewith, have been administered in compliance with ERISA and the Code, in all material respects, and Sellers have complied in all material respects with all reporting and disclosure requirements with respect to such plans.

           (e) Sellers have furnished to Purchaser a copy of each handbook or other document summarizing (i) employee benefit plans or (ii) general internal policies applicable to their respective employees, which Sellers may have furnished to all or any of their respective employees. A list of any such handbooks or other documents so furnished is included in Schedule 3.21.

      3.22 Absence of Undisclosed Liabilities. Sellers have no liabilities or obligations with respect to the Purchased Assets or the Business, either direct or indirect, matured or unmatured, or absolute, contingent or other, except:

           (a) those liabilities or obligations set forth on the Current Balance Sheet and not heretofore paid or discharged;

           (b) liabilities arising in the ordinary course of the Business consistent with past practice under the Contracts which (i) are disclosed on
Schedule 3.8(b). 3.9 or 3.10 or (ii) were entered into in the ordinary course of business containing customary terms and provisions and which were not required to be disclosed in Schedules 3.9 or 3.10 or (iii) are disclosed on any other Schedule to this Agreement; and

           (c) those liabilities or obligations incurred, consistent with past practice, in or as a result of the normal and ordinary course of the Business since the date of the Current Balance Sheet, which in the aggregate are not material.

      For purposes of this Section 3.22, the term "liabilities" shall include any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured.

      3.23 Intellectual Property. Sellers lawfully possess, and (except for rights with respect to the "CellularOne" trademarks and trade names and the software licenses utilized by Sellers for fraud protection) the Purchased Assets will include, all intellectual property rights that are necessary to the conduct of the Business, the absence of any such rights which would not reasonably be expected to have a Material Adverse Effect.

   4. Representations and Warranties of Purchaser. Purchaser represents and warrants to Sellers as follows:

      4.1 Organizational Status. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and has all requisite corporate power and authority to own, lease and operate its assets, properties, and its business, and to carry on its business as now being and as heretofore conducted.

      4.2 Qualification. Purchaser is duly qualified to do business and is in good standing as a foreign corporation in all jurisdictions where such qualification is required except for those jurisdictions where the failure to be so qualified would not reasonably be expected to have a material adverse effect on Purchaser's ability to perform its obligations hereunder.

      4.3 Authorization: No Conflict. Purchaser has the full legal right and all corporate power and authority required to enter into, execute and deliver this Agreement and the documents and other agreements required to be executed and delivered hereunder and to perform fully its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement by Purchaser have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered and constitutes, and each of the other agreements and documents to be delivered by Purchaser hereunder when executed and delivered by Purchaser will constitute, the valid and binding obligation of Purchaser, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting creditors' rights generally. The execution, delivery and performance of this Agreement and the documents and other agreements to be delivered hereunder by Purchaser and the consummation of the transactions contemplated hereby and thereby by Purchaser will not (i) violate any provision of Purchaser's articles of incorporation or bylaws, (ii) violate, conflict with or result in the breach of any of the terms of, result in a modification of the effect of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract to which Purchaser is a party or by or to which it or any of its assets or properties may be bound or subject, excluding in any case such violations, conflicts, breaches or defaults that would not reasonably be expected to have a material adverse effect on Purchaser's ability to perform its obligations hereunder, (iii) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body by which Purchaser, or the assets, properties or business of Purchaser are bound, (iv) violate any statute, law or regulation applicable to Purchaser, excluding in any case such violations that would not reasonably be expected to have a material adverse effect on Purchaser's ability to perform its obligations hereunder, (v) violate or cause any revocation of or limitation on any permit that is necessary to the lawful conduct of Purchaser's business, excluding any such violation, revocation or limitation of which could reasonably be expected to have a material adverse effect on Purchaser's ability to perform its obligations hereunder.

      4.4 Compliance with Laws. Purchaser is in, and has operated in, compliance with all applicable federal (including the Communications Act), state and local laws, regulations and ordinances and any applicable requirements of any governmental or regulatory body, court or arbitrator affecting its business or its assets, except for noncompliance that has not, individually or in the aggregate, and would not reasonably be expected to have a material adverse effect on Purchaser's ability to perform its obligations hereunder.

      4.5 Litigation. Except for legal or administrative proceedings affecting the cellular telephone industry generally, there is no Action pending or, to Purchaser's knowledge, threatened against Purchaser with respect to its business, excluding in any case such Actions that would not reasonably be expected to have a material adverse effect on Purchaser's ability to perform its obligations hereunder.

      4.6 Consents. Except for (i) the consent of the FCC to the assignment of the FCC Licenses from Sellers and the General Partner to Purchaser, (ii) the consent of the PSC to the assignment of the PSC Licenses from HCTC-Chautauqua to Purchaser, (iii) the expiration of the waiting period under the HSR Act, and
(iv) the consent of, approval, or authorization of, or registration or filing with such other governmental or regulatory body or third parties as are separately identified on Schedule 4.6, no approval, consent or authorization of, or registration or filing with any person is required by Purchaser in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

      4.7 FCC and PSC Matters. Purchaser is fully qualified under the Communications Act and any comparable state law to be an FCC and PSC licensee, respectively, and to be approved as the assignee of the FCC Licenses and the PSC Licenses, respectively. Purchaser knows of no reason why the FCC and the PSC will not grant its consent to the assignment of the FCC Licenses and the PSC Licenses, respectively, from Sellers to Purchaser. Neither Purchaser, nor any "real party in interest" (as defined by Section 22.13 of the FCC's rules)
(i) has had the FCC or the PSC deny an application for an authorization, (ii) has had the FCC or the PSC revoke an authorization granted to it, or (iii) has been the subject of an investigation by the FCC or the PSC.

      4.8 Financial Ability to Close. Purchaser specifically agrees with Sellers that the obligation of Purchaser to consummate the transactions contemplated hereby is not subject to any financing contingency.

   5. Covenants of Sellers and Purchaser. Sellers and Purchaser covenant and agree with each other as follows:

      5.1 Continuance of Business. From the date hereof until the Closing Date (or the earlier termination hereof), Sellers agree that they will, unless otherwise consented to in writing by Purchaser, which consent will not be unreasonably withheld, conditioned or delayed:

           (a) use commercially reasonable efforts to carry on the Business in the usual, regular and ordinary course in substantially the same manner as heretofore carried on; preserve intact all material Permits and the present business organization of the Business; and use commercially reasonable efforts to preserve their relationships with customers, suppliers, employees and others having business dealings with the Business to the end that their goodwill and ongoing business shall be conducted on substantially the same basis on the Closing Date as on the date hereof;

           (b) keep in full force and effect insurance comparable to that carried by Sellers with respect to the Business and the Purchased Assets on the date hereof;

           (c) perform in all material respects all of Sellers' obligations under all contracts and other agreements relating to the Business, including the discharge of all accounts payable of the Business in accordance with past practices, except when the amount thereof is being contested in good faith;

           (d) not amend, terminate or waive any rights under any material Contracts or enter into any material Contracts relating to the Business, except in the ordinary course of business;

           (e) with respect to the Business, not acquire a material amount of assets from any other person;

           (f) not sell, lease, license or otherwise dispose of any Purchased Assets except (i) pursuant to existing contracts or commitments disclosed on any Schedule to this Agreement or (ii) in the ordinary course of business consistent with past practice;

           (g) continue to conduct marketing, advertising and promotional expenditures in the ordinary course;

           (h) continue to conduct customer care functions in the ordinary course; and

           (i) not (A) take or agree or commit to take any action that would make any representation and warranty of Sellers hereunder inaccurate in any material respect at, or as of any time prior to, the Closing Date or (B) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect any such time.

      5.2 Access to Information: Notice of Breach. From the date hereof until the Closing Date (or the earlier termination hereof), at reasonable times and upon reasonable advance written notice to one of the Executive Officers, Purchaser shall be entitled, through its employees and representatives, to make such investigation of the assets, properties, facilities, personnel, business and operations of the Business and such examination of the books, records and financial condition of the Business as Purchaser reasonably requests; provided, however, that any such inspection shall be done in such a manner so as not to unreasonably disrupt Sellers' conduct of the Business and shall be subject to any reasonable restrictions imposed by the Executive Officers. Purchaser agrees to provide one of the Executive Officers with prompt written notice if Purchaser determines that, based upon information provided to Purchaser or through its own investigation, any of the Sellers is in breach of any representation, warranty or covenant of Sellers set forth in this Agreement; provided, however, that no investigation pursuant to this Section 5.2 shall affect any representation or warranty made by Sellers hereunder. If this Agreement is terminated, Purchaser agrees to return or cause to be returned all such information provided to Purchaser or its representatives within five (5) days after the date of such termination.

      5.3  Governmental Permits and Approvals; Consents.

           (a) Sellers and Purchaser shall use commercially reasonable efforts to obtain promptly all permits and approvals (including Material Consents) from any governmental or regulatory body or third-party necessary for lawful consummation of the Closing. In furtherance of the foregoing, Purchaser agrees to provide all information (including financial information) that is reasonably requested by any person from whom any approval or consent (including any Material Consent) is necessary for lawful consummation of the Closing.

           (b) With respect to any Class A Material Consent that Sellers are unable to obtain and deliver to Purchaser, if Purchaser waives the condition of delivery of any such Class A Material Consent as provided in Section 8.1(g), Sellers and Purchaser shall use commercially reasonable efforts to (i) provide to Purchaser after the Closing the benefits of the related Restricted Interest, and (ii) cooperate in reasonable and lawful arrangements designed to provide such benefits to Purchaser. Nothing contained in this Section 5.3 will be deemed to require Purchaser to waive any condition to Closing, and the decision to waive any such condition will be in the sole discretion of Purchaser.

           (c) With respect to any Class B Material Consent that Sellers are unable to obtain and deliver to Purchaser, Sellers and Purchaser shall use commercially reasonable efforts to, at Sellers' option, (i) provide Purchaser after Closing the benefits of the related Restricted Interest, or (ii) cooperate in reasonable and lawful arrangements designed to provide such benefits to Purchaser, including Sellers' agreement to relocate any affected cell site (provided that Purchaser shall have the right to terminate this Agreement if there are more than ten (10) cell sites to be so relocated.

      5.4 Employees; Employee Compensation. In connection with the Closing, Purchaser shall extend offers of employment to substantially all employees of Sellers, which offers shall be on terms and conditions comparable to those offered by Purchaser to its current employees performing similar jobs. At least thirty (30) days prior to the Closing Date, Purchaser shall provide written notice to Sellers identifying any employees of Sellers to whom Purchaser does not intend to extend offers of employment. Nothing contained in this Agreement shall confer upon any such employee any right with respect to continued employment by Sellers or Purchaser. No provision of this Agreement shall create any third party rights in any such employee, or any beneficiary or dependent thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to such employee by Purchaser or under any benefit plan that Purchaser may maintain. Purchaser agrees to indemnify Sellers (in accordance with the provisions contained in Section 11) for any Losses of Sellers as a result of any discharges of employees by Purchaser on or after the Closing Date.

      5.5 HSR Act. Promptly (but in any event within ten (10) business days) after the date hereof, the parties shall file all information and documents required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act").

      5.6  Regulatory Approvals.

           (a) The parties agree that in order to consummate the transactions contemplated hereby, the FCC and the PSC shall have given their consent to the assignment of the FCC Licenses and PSC Licenses from Sellers and the General Partner, as applicable, to Purchaser and to the transactions contemplated hereby (collectively, the "Regulatory Approvals") and, unless waived by the parties pursuant to Sections 6.1 and 7.1, respectively, or as contemplated by
Section 5.6(d), such Regulatory Approvals shall have become Final Orders.

           (b) In the event that the FCC shall have granted its consent to the assignment of the FCC Licenses from Sellers and the General Partner, as applicable, to Purchaser but the PSC shall not yet have granted its consent to the assignment of the PSC Licenses for the New York RSA from HCTC-Chautauqua to Purchaser, the parties agree to consider and negotiate in good faith an agreement that would facilitate a Closing with respect to the Pennsylvania RSAs prior to a Closing with respect to the New York RSA.

           (c) The parties shall diligently pursue the filings made previously by the parties with the FCC and the PSC, including submitting all information and documents required in connection with obtaining the approvals of the FCC and the PSC to the transactions contemplated by this Agreement.

           (d) (i) Sellers shall undertake to obtain (or modify, if appropriate) licenses, permits or authorizations for the microwave facilities listed on Schedule 3.5; (ii) if licenses, permits or authorizations are obtained (or modified, as appropriate) for the microwave facilities listed on
Schedule 3.5, Purchaser and Sellers shall cooperate in the preparation and submission of any filings necessary to obtain FCC consent to assign such licenses, permits or authorizations to Purchaser (including, if requested by the FCC, any amendments to such filings to have such licenses, permits or authorizations issued directly in the name of Purchaser); and (iii) in the event that the FCC has not granted its consent to the assignment of such licenses, permits or authorizations to Purchaser before Closing, Purchaser, with the cooperation of Sellers, shall undertake any efforts necessary to obtain FCC consent to operate such microwave facilities after Closing (including, if requested by the FCC, any amendments to such filings to have such licenses, permits or authorizations issued directly in the name of Purchaser).

      5.7 Restrictions on Certain Actions. From the date hereof until the earlier to occur of the Closing Date or the termination of this Agreement, Purchaser will not, and Purchaser will use its best efforts to ensure that all persons whose actions or ownership interests would be attributable to Purchaser under the Communications Act or any comparable state law will not, in any manner, directly or indirectly, solicit, initiate, encourage or participate in applications, bids, purchases or negotiations with respect to the acquisition of any interest in an FCC or PSC license that, if consummated, would have the effect under the Communications Act or any comparable state law of preventing or delaying Purchaser from consummating the acquisition of the Purchased Assets as contemplated by this Agreement.

      5.8 Casualty or Condemnation. If, after the date hereof but prior to the Closing Date, a material portion of the Purchased Assets is damaged, destroyed or lost by fire or other casualty, or if condemnation or eminent domain proceeding are proposed, threatened or commenced against a material portion of the Purchased Assets, Sellers will promptly notify Purchaser of such event. Sellers shall have the option to repair, rebuild or replace the portion of the Purchased Assets damaged, destroyed or lost prior to the Closing Date. If such repair or replacement is not completed prior to the Closing Date, the parties will use commercially reasonable efforts to negotiate a mutually satisfactory Acquisition Price adjustment or, in the absence of such agreement, the parties agree to extend the time for Closing as reasonably necessary to permit Sellers to complete such repairs or replacement; provided, however, that nothing in this Section 5.8 shall be deemed to require Purchaser to waive any condition to Closing, and the decision to waive any such condition will be in the sole discretion or Purchaser.

      5.9 Supplemental Disclosure. Sellers shall have the right from time to time prior to the Closing Date to supplement in writing (pursuant to Section 13.7) the Schedules hereto with respect to any matter hereafter arising that, if existing or known as of the date of this Agreement, would have been required to be set forth or described in the Schedules hereto; provided, however, that no such supplemental disclosure shall be deemed to cure any breach of any representation or warranty of Sellers made in this Agreement unless Purchaser fails to object in writing to Sellers to any such supplemental disclosure within ten (10) business days after Purchaser's receipt thereof.

      5.10 Disclaimer of Other Representations and Warranties. Purchaser acknowledges and agrees that Sellers do not make, and have not made, any representations or warranties relating to Sellers, the Business or the Purchased Assets other than the representations and warranties of Sellers expressly set forth in this Agreement. Without limiting the generality of the disclaimer set forth in the preceding sentence, Sellers do not make, and Sellers, their officers, employees and agents have not made, and shall not be deemed to have made any representations or warranties in the Confidential Offering Memorandum dated September 1995, and any supplements or addenda thereto (collectively, the "Offering Memorandum"), any presentation relating to Sellers, the Business or the Purchased Assets given in connection with the transactions contemplated by this Agreement, in any filing made by or on behalf of Sellers with any governmental agency or in any other information provided to or made available to Purchaser, and no statement contained in the Offering Memorandum, made in any such presentation, made in any such filing or contained in any such other information shall be deemed to be a representation or warranty of Sellers hereunder or otherwise. No person has been authorized by Sellers to make any representation or warranty in respect of Sellers, the Business or the Purchased Assets in connection with the transactions contemplated by this Agreement that is inconsistent with or in addition to the representations and warranties of Sellers expressly set forth in this Agreement.

      5.11 Notice of Certain Events. From the date hereof until the Closing Date (or earlier termination of this Agreement), Sellers and Purchaser shall promptly notify the other of:

           (a) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transaction contemplated by this Agreement;

           (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

           (c) any matter hereafter arising, that if existing or known as of the date of this Agreement, would have been required to be set forth or described in the Schedules hereto.

      5.12 Public Announcements. Neither party shall make any public announcement concerning this Agreement or the transactions contemplated hereby without the prior consent of the other party, except as otherwise required by law (including securities laws). The parties acknowledge that prior to the date hereof Sellers issued a statement for public dissemination with the consent of Purchaser.

      5.13 Pre-Closing Deliveries.

           (a) Beginning with the financial statements as of and for the period ended June 30, 1996, and for each month-end thereafter through the month immediately preceding the month in which the Closing Date occurs, Sellers shall deliver to Purchaser, within 30 days after such month end, the monthly balance sheet and income statement for the Business. Such financial statements shall fairly present the financial condition of the Business as of such dates and there results of its operations for the periods covered thereby, and shall be prepared in accordance with GAAP (subject to normal recurring year-end adjustments and except for the omission of certain footnotes and other presentation items required by GAAP with respect to audited financial statements).

           (b) Beginning with June 30, 1996, and for each month thereafter through the month immediately preceding the month in which the Closing Date occurs, Sellers shall deliver to Purchaser, within 30 days after the end of each such month, the monthly ITDS billing reports set forth on Schedule 5.13(b), including the RPT-1 reports, with the respect to the Business.

           (c) Not less than 30 days prior to the Closing Date, Sellers will deliver to Purchaser an updated and modified Personal Property List as of a date within seven (7) business days of delivery thereof.

      5.14 No Solicitation. After the date of this Agreement and prior to the Closing Date or earlier termination of the Agreement, unless the Purchaser shall otherwise agree in writing, Sellers shall not, and shall not permit any affiliate or employee of Sellers, or any attorney, accountant, investment banker or other agent retained by Sellers to initiate, solicit, negotiate, encourage, or provide confidential information to facilitate any proposal or offer to acquire all or any substantial part of the Business whether by purchase of assets or otherwise, whether for cash, securities or any other consideration or combination thereof.

      5.15 Escrow Balance: Replacement Letter of Credit. As promptly as practicable after the date hereof (but no later than July 18, 1996), Purchaser shall deliver to the Escrow Agent the Escrow Balance. Prior to the Closing Date, Purchaser agrees that at least thirty (30) days prior to the stated expiration date of the Letter of Credit (or any replacement thereof approved by Sellers), it shall deliver to the Escrow Agent a replacement Letter of Credit that contains the same terms as the Letter of Credit and remains in effect for at least one (1) year from the stated expiration date of the Letter of Credit (or any such replacement). The parties agree that time is of the essence with respect to the delivery of the Escrow Balance and any replacement Letter of Credit.

      5.16 Securities Filings. Purchaser intends to prepare and file with the Securities and Exchange Commission ("SEC") certain securities filings in accordance with its public disclosure obligations required by law (the "Securities Filings"). Purchaser shall furnish to Sellers and their counsel for their review and approval (which approval shall not be unreasonably withheld), in advance of any filing thereof, any Securities Filings containing any information (financial or otherwise) concerning Sellers, their respective financial condition or results of operations, the Purchased Assets or the Systems (collectively, "Seller Information"), and Purchaser agrees to indemnify, defend and hold harmless Sellers and their affiliates from and against any and all Losses sustained by Sellers or such affiliates as a result of the inclusion of any Seller Information in any Securities Filings if (a) Sellers and their counsel were not furnished with such Seller Information for their review and approval or (b) Sellers objected in writing to the inclusion of such Seller Information on the grounds that such Seller Information contained an untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained therein not misleading. No such indemnification shall be required by Purchaser, however, if (x) Sellers and their counsel were furnished with such Seller Information for their review and approval, (y) Sellers did not object to the inclusion of such Seller Information in the Securities Filings and (z) such Seller Information constitutes a material breach of a representation or warranty of Sellers made herein.

      5.17 Audited Financial Statements. Within twenty-five (25) business days after the date hereof, and subject to Purchaser's compliance with the provisions contained in Section 5.16, Sellers will obtain and deliver to Purchaser the unqualified report of Ernst & Young LLP ("Sellers' Accountant") on the audited balance sheets of Sellers as of December 31, 1995 and the related statements of income and cash flows for the year then ended (collectively, "Audited Financial Statements"), prepared in accordance with the Rules and Regulation S-X of the SEC. Additionally, as promptly as practicable after such twenty-five (25) business day period, Sellers shall use their reasonable best efforts to deliver prior to the Closing Date (i) the unqualified report of "Sellers' Accountant on the audited balance sheets of Sellers as of December 31, 1994 and 1993 and the related statements of income and cash flows for the years then ended (if required to be included in the Securities Filings), (ii) related comfort letters to underwriters, if required, and (iii) the consent of Sellers' Accountant, consenting to the inclusion of the Audited Financial Statements in both an 8-K Statement and an appropriate form of Registration Statement under the Securities Act of 1933, as amended, as applicable, of Purchaser. The fees and disbursements of Sellers' Accountant for the foregoing and all related services shall be borne and paid solely by Purchaser and, if requested by Sellers, directly to Sellers' Accountant.

      5.18 Cooperation Regarding Financing. Sellers agree to use commercially reasonable efforts to deliver to Purchaser any documents reasonably requested by Purchaser or its lenders in connection with the financing to be provided to Purchaser to consummate the transactions contemplated hereby; provided, however, that this covenant shall not in any way detract from the representation of Purchaser contained in Section 4.8.

   6. Conditions Precedent to Purchaser's Obligations. The obligation of Purchaser to consummate the transactions contemplated hereby is subject to the satisfaction on or prior to the Closing Date of the following conditions, any of which may be waived in writing by Purchaser (provided that if any condition shall not have been satisfied due primarily to the action or inaction of Purchaser or any of its affiliates that constitutes a breach of this Agreement, such condition shall be deemed to have been satisfied or waived by Purchaser):

      6.1 Regulatory Approvals. Subject to the provisions of Section 5.6(b) and 5.6(d), all Regulatory Approvals shall have been received in accordance with the provisions of Section 5.6 and shall have become Final Orders.

      6.2 Premerger Notification Compliance. All requirements under the HSR Act and the rules promulgated thereunder applicable to the transactions contemplated hereby shall have been met, including the expiration of all necessary filing and waiting requirements, and neither the United States Department of Justice nor the Federal Trade Commission shall have raised an objection to the transactions contemplated hereby.

      6.3 Representations and Warranties on Closing Date. All representations and warranties of Sellers made in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as though such representations and warranties were made on and as of the Closing Date, except for (i) inaccuracies that have not resulted, and would not reasonably be expected to result, in a Material Adverse Effect, (ii) changes contemplated by this Agreement, (iii) representations and warranties that are made as of a specific date (provided that such representations and warranties shall have been true and correct as of such date), and (iv) inaccuracies that have been waived in writing by Purchaser.

      6.4 Terms, Covenants and Conditions. All the terms, covenants and conditions of this Agreement to be complied with and performed by Sellers on or prior to the Closing Date shall have been complied with and performed in all material respects unless waived in writing by Purchaser.

      6.5 No Material Adverse Change. There shall have been no Material Adverse Change since the date of this Agreement and no circumstances shall have arisen that would reasonably be expected to result in a Material Adverse Change. For purposes of this Section 6.5, Sellers' failure to achieve at least 85% of aggregate budgeted EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) from January 1, 1996 through the last day of the month prior to the Closing Date (such budgeted amounts being set forth on Schedule 6.5) shall constitute a Material Adverse Change.

      6.6 No Negative Economic Impact. The Audited Financial Statements as of December 31, 1995 and for the year then ended to be delivered in accordance with Section 5.17 shall not differ materially and adversely from the Unaudited Financial Statements as of December 31, 1995 and for the year then ended delivered in accordance with Section 3.4. As used in this Section 6.6, the term "differ materially and adversely" shall mean a negative adjustment shall have been made that will affect (or is of a recurring type such that it will affect) the Business after the Closing Date and that would constitute a Material Adverse Effect; provided, however that changes resulting from adjustments between or among Sellers and/or any of their affiliates that are made to convert the Unaudited Financial Statements to standalone or consolidated, as the case may be, financial statements for each of the Sellers shall be disregarded.

      6.7 Absence of Litigation. There shall have been no law, order, injunction or decree issued or promulgated, and no action shall have been instituted before any court or governmental or regulatory body by any person (other than Purchaser or any of its affiliates), or instituted or threatened by any governmental or regulatory body, that in any case would reasonably be expected to prevent the carrying out of the transactions contemplated hereby.

      6.8 Closing Deliveries. Sellers shall have delivered or caused to be delivered to Purchaser at Closing those items specified in Section 8.1.

   7. Conditions Precedent to Sellers' Obligations. The obligation of Sellers to consummate the transactions contemplated hereby is subject to the satisfaction on or prior to the Closing Date of the following conditions, any of which may be waived in writing by Sellers (provided that if any condition shall not have been satisfied due primarily to the action or inaction of Sellers or any of their affiliates that constitutes a breach of this Agreement, such condition shall be deemed to have been satisfied or waived by Sellers):

      7.1 Regulatory Approvals. All Regulatory Approvals shall have been received in accordance with the provisions of Section 5.6 and shall have become Final Orders.

      7.2 Premerger Notification Compliance. All requirements under the HSR Act and the rules promulgated thereunder applicable to the transactions contemplated hereby shall have been met, including the expiration of all necessary filing and waiting requirements, and neither the United States Department of Justice nor the Federal Trade Commission shall have raised an objection to the transactions contemplated hereby.

      7.3 Representations and Warranties on Closing Date. All representations and warranties of Purchaser made in this Agreement shall be true and correct on and as of the

Closing Date with the same force and effect as though such representations and warranties were made on and as of the Closing Date, except for (i) changes contemplated by this Agreement, (ii) representations and warranties that are made as of a specific date (provided that such representation and warranties shall have been true and correct as of such date), and (iii) inaccuracies that have been waived in writing by Sellers.

      7.4 Terms Covenants and Conditions. All the terms, covenants and conditions of this Agreement to be complied with and performed by Purchaser on or prior to the Closing Date shall have been complied with and performed in all material respects unless waived in writing by Sellers.

      7.5 Absence of Litigation. There shall have been no law, order, injunction or decree issued or promulgated, and no action shall have been instituted before any court or governmental or regulatory body by any person (other than Sellers or any of their affiliates) or instituted or threatened by any governmental or regulatory body that in any case would reasonably be expected to prevent the carrying out of the transactions contemplated hereby.

      7.6 Closing Deliveries. Purchaser shall have delivered or caused to be delivered to Sellers at Closing those items specified in Section 8.2.

   8. Deliveries at the Closing. The following deliveries shall be made at the Closing, each of which shall be conditional on completion of all the others and all of which shall be deemed to have taken place simultaneously:

      8.1 Sellers' Deliveries. At the Closing, Sellers shall deliver or cause to be delivered to Purchaser all of the following:

           (a) all conveyances, deeds, assignments, bills of sale, and other appropriate conveyancing instruments transferring to Purchaser the Purchased Assets in accordance with the last sentence of Section 3.12(a) (all in form and substance reasonably satisfactory to Purchaser);

           (b) the opinions of Kleinbard, Bell & Brecker, corporate counsel to Sellers, and Latham & Watkins, FCC counsel to Sellers, substantially in the forms of Exhibits 8.1 (b)(i) and 8.1(b)(ii), respectively;

           (c) the Initial Adjustments Amount Schedule in accordance with the provisions of Schedule 2.4(b);

           (d) a certificate executed by an executive officer of Horizon G.P., Inc., a Delaware corporation ("Horizon Corporate") that is the general partner of KCCGP, L.P., a Delaware limited partnership ("KCCGP") that is the general partner of each of the Sellers, confirming the matters contained in Sections
6.3 and 6.4;

           (e) a certificate of the secretary of Horizon Corporate attesting to
(i) the resolutions adopted by the board of directors of Horizon Corporate duly authorizing the execution, delivery and performance of this Agreement by Sellers and the execution and delivery by Sellers of all instruments and documents contemplated hereby, and (ii) the signatures of the officers of Horizon Corporate who have been authorized to execute and deliver this Agreement and any other agreement executed or to be executed in connection herewith;

           (f) good standing certificates of Sellers, KCCGP and Horizon Corporate from the Secretary of State of Delaware;

           (g) the Class A Material Consents and, if and to the extent received, any Class B Material Consents (in form and substance reasonably satisfactory to Purchaser);

           (h)  the Escrow Agent Instructions;

           (i) confidentiality and restrictive covenant agreements from (A) each of the Executive Officers in the form of Exhibit 8.1(i)(A) and (B) the Sellers and certain of their affiliates in the form of Exhibit 8.1(i)(B); and

           (j) the Payoff Letter, if necessary to release any liens or other encumbrances referred to therein.

      8.2 Purchaser's Deliveries. At the Closing, Purchaser shall deliver or cause to be delivered to Sellers (or to any other person as directed by Sellers in writing) all of the following:

           (a)  the Instrument of Assumption,

           (b) the Closing Cash Payment plus or minus, as the case may be, the Initial Adjustments Amount;

           (c) the Escrow Agent Instructions and the Indemnification Escrow to the Escrow Agent;

           (d) the opinion of Bryan Cave LLP, counsel to Purchaser, substantially in the form of Exhibit 8.2(d);

           (e) a certificate executed by an executive officer of Purchaser confirming the matters contained in Sections 7.3 and 7.4; and

           (f) a certificate of the secretary of Purchaser attesting to (i) the resolutions adopted by the board of directors of Purchaser duly authorizing the execution, delivery and performance of this Agreement by Purchaser and the execution and delivery by Purchaser of all instruments and documents contemplated hereby, and (ii) the signatures of the officers of Purchaser who have been authorized to execute and deliver this Agreement and any other agreement executed or to be executed in connection herewith; and

           (g) a good standing certificate of Purchaser from the Secretary of State of Ohio.

   9. Confidentiality. From the date hereof until the Closing Date, Purchaser shall keep secret and retain in strictest confidence, and shall not, without the express prior written consent of one of the Executive Officers, directly or indirectly, disclose, disseminate, publish, reproduce, retain, use (for its benefit or for the benefit of others) or otherwise make available in any manner whatsoever, any Confidential Information (as hereinafter defined) regarding Sellers (or this Agreement or the transactions contemplated hereby) to anyone except (i) to Purchaser's representatives (who shall be informed of the confidential nature of such information and who shall agree to keep such information confidential), (ii) as otherwise required by law, (iii) as required to obtain the Regulatory Approvals, or (iv) to the extent such information was previously known to Purchaser on a non-confidential basis or later lawfully acquired by Purchaser from sources other than Sellers. As used in this Agreement, the term "Confidential Information" shall mean all confidential and proprietary knowledge and information not readily available to the public heretofore or hereafter conceived, learned or disclosed (including all documents, writings, memoranda, business plans, computer software, reports, pricing, cost and sales information, financial statements, customer and supplier lists, trade secrets, discoveries, ideas, concepts, models, prototypes, diagrams and marketing strategies, plans and techniques). If Purchaser breaches, or threatens to commit a breach of, any of the provisions of this Section 9, Sellers shall have the right (in addition to any other rights and remedies available to Sellers at law or in equity) to equitable relief (including injunctions) against such breach or threatened breach, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable harm to Sellers and that money damages would not be an adequate remedy to Sellers. Purchaser agrees that it will not seek, and hereby waives any requirement for, the securing or posting of a bond or proving actual damages in connection with Sellers' seeking or obtaining such relief.

  10. Survival of Representations and Warranties. Unless this Agreement is terminated as provided herein, the representations and warranties of Sellers and Purchaser contained herein shall survive the consummation of the transactions contemplated hereby and the Closing Date and shall expire one (1) year after the Closing Date.

  11. Indemnification.

      11.1 Obligation to Indemnify by Sellers. Subject to the terms of Section 10, from and after the Closing Date, Sellers agree to indemnify, defend and hold harmless Purchaser (and its affiliates, and their directors, officers, stockholders, employees, representatives and agents), from and against all losses, Taxes, liabilities, damages, lawsuits, deficiencies, claims, demands, costs or expenses, including interest, penalties and reasonable attorneys' fees and disbursements (collectively, "Losses"), based upon (i) any breach of any representation or warranty of Sellers contained in this Agreement, (ii) any breach of any covenant or agreement of Sellers contained in this Agreement (including Sellers' agreement to be responsible for the Excluded Liabilities),
(iii) the failure of the parties to comply with the procedures of any applicable "Bulk Sales Act"; or (iv) the matters set forth on Schedule 11.1.

      11.2 Obligation to Indemnify by Purchaser. Subject to the terms of
Section 10, from and after the Closing Date, Purchaser agrees to indemnify, defend and hold harmless Sellers (and their respective partners, affiliates, and their directors, officers, stockholders, employees, representative and agents) from and against all Losses based upon (i) any breach of any representation or warranty of Purchaser contained in this Agreement, or (ii) any breach of any covenant or agreement of Purchaser contained in this Agreement (including Purchaser's agreement to be responsible for the Assumed Liabilities).

      11.3 Procedures for Claims Between the Parties. If a claim (a "Claim") is to be made by the party claiming indemnification (the "Claimant") against the other party (the "Indemnifying Party"), the Claimant shall give written notice (a "Claim Notice") to the Indemnifying Party as soon as practicable after the Claimant becomes aware of the facts, condition or event that gave rise to Losses for which indemnification is sought under this Section 11, provided that in no event shall such notice be effective if given after the date that is one
(1) year after the Closing Date. Following receipt of the Claim Notice from the Claimant, the Indemnifying Party shall have thirty (30) days to make such investigation of the Claim as the Indemnifying Party deems necessary or desirable. For the purposes of such investigation, the Claimant agrees to make available to the Indemnifying Party and/or its authorized representative(s) the information relied upon by the Claimant to substantiate the Claim. If the Claimant and the Indemnifying Party agree at or prior to the expiration of said thirty (30) day period to the validity and amount of such Claim, the Indemnifying Party shall pay to the Claimant the amount of such Claim. If the Claimant and the Indemnifying Party do not agree within said period, the Claimant may seek appropriate legal remedy in accordance with the provisions of
Section 13.1.

      11.4 Defense of Third-Party Actions. If any lawsuit or enforcement action (a "Third Party Action") is filed against a Claimant entitled to the benefit of indemnity hereunder, written notice thereof (the "Third-Party Action Notice") shall be given by the Claimant to the Indemnifying Party as promptly as practicable (and in any event within five (5) business days after the service of the citation or summons or other manner of process), provided that in no event shall such notice be effective if given after the date that is one (1) year after the Closing Date. After such notice, if the Indemnifying Party shall acknowledge in writing to the Claimant that the Indemnifying Party shall be obligated under the terms of its indemnity hereunder in connection with such Third-Party Action, then the Indemnifying Party shall be entitled, if it so elects, (i) to take control of the defense and investigation of such Third-Party Action (provided the Indemnifying Party shall keep the Claimant timely informed of the progress of any such defense), (ii) to employ and engage attorneys of its choice to handle and defend the same, at the Indemnifying Party's cost, risk and expense, and (iii) to compromise or settle such Third-Party Action, which compromise or settlement shall be made only with the written consent of the Claimant (such consent not to be unreasonably withheld, conditioned or delayed) unless such compromise or settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Claimant. If the Indemnifying Party fails to assume the defense of such Third-Party Action within fifteen (15) days after receipt of the Third-Party Action Notice, the Claimant will (upon delivering notice to such effect to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such Third-Party Action at the Indemnifying Party's expense; provided, however, that such Third-Party Action shall not be compromised or settled without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. In the event the Claimant assumes the defense of the Third-Party Action, the Claimant will keep the Indemnifying Party timely informed of the progress of any such defense, compromise or settlement.

      11.5 Limitations. The Indemnifying Party's obligations to indemnify the Claimant pursuant to this Section 11 shall be subject to the following limitations:

           (a) Except with respect to (i) the matters set forth on Schedule 11.1, (ii) the obligation of Sellers to be responsible for the Excluded Liabilities and (iii) the obligation of Purchaser to be responsible for the Assumed Liabilities, no indemnification shall be required to be made by the Indemnifying Party until the aggregate amount of the Claimant's Losses exceeds Five Hundred Thousand Dollars ($500,000) (the "Deductible") and then indemnification shall only be required to be made by the Indemnifying Party to the extent of such Losses that exceed the Deductible.

           (b) Except with respect to (i) the matters set forth on Schedule 11.1, (ii) the obligation of Sellers to be responsible for the Excluded Liabilities and (iii) the obligation of Purchaser to be responsible for the Assumed Liabilities, no indemnification shall be required to be made by the Indemnifying Party for the amount of the Claimant's Losses that is in excess of Ten Million Dollars ($10,000,000).

           (c) The indemnification obligation of an Indemnifying Party shall be reduced so as to give effect to any net reduction in federal, state, local or foreign income or franchise tax liability realized at any time by the Claimant in connection with the satisfaction by the Indemnifying Party of a Claim with respect to which indemnification is sought hereunder. The indemnification obligation of an Indemnifying Party shall also be reduced to the extent of any available insurance proceeds; provided, however that such reduction shall not be effective until the Claimant has realized the benefit of any such tax reduction or has received any such insurance proceeds. The Indemnifying Party shall pay its indemnification obligations as and when required by this Article 11, and the Claimant shall refund to the Indemnifying Party any such amounts determined to be in excess of the Indemnifying Party's obligations due to reductions pursuant to this Section 11.5(c). Additionally, the Claimant shall refund promptly to the Indemnifying Party any amount of the Claimant's Losses that are subsequently recovered by the Claimant pursuant to a settlement or otherwise.

           (d) From and after the Closing Date, the indemnification rights contained in this Section 11 shall constitute the sole and exclusive remedies of the parties hereunder and shall supersede and displace all other rights that either party may have under statute or common law, except with respect to any liability, breach or obligation that results from (i) the fraud or intentional misrepresentation of the other party, (ii) the intentional breach of any covenant by the other party, or (iii) any other claim for injunctive or other equitable relief.

  12. Breaches and Defaults; Termination; Remedies.

      12.1 Breaches and Defaults; Opportunity to Cure. Prior to the exercise by a party of any termination rights afforded under this Agreement, if either party (the "Non-Breaching Party") believes the other (the "Breaching Party") to be in breach hereunder, the Non-Breaching Party shall provide the Breaching Party with written notice specifying in reasonable detail the nature of such breach, whereupon the Breaching Party shall have thirty (30) days from the receipt of such notice to cure such breach to the reasonable satisfaction of the Non-Breaching Party; provided, however, that if such breach is curable but is not capable of being cured within such period and if the Breaching Party shall have commenced action to cure such breach within such period and is diligently attempting to cure such breach, then the Breaching Party shall be afforded an additional reasonable amount of time to cure such breach to the reasonable satisfaction of the Non-Breaching Party; provided, further, however, Purchaser shall have no opportunity to cure the breach of its obligations (a) to deliver any required portion of the Acquisition Price to be delivered to Sellers at Closing or (b) to deliver the Escrow Balance or any replacement to the Letter of Credit to the Escrow Agent in accordance with Sections 2.1(a) and
5.15. If the breach is not cured within such time period, then the Breaching Party shall be in default hereunder and the Non-Breaching Party shall be entitled to terminate this Agreement (as provided in Section 12.2). This right of termination shall be in addition to, and not in lieu of, any legal or equitable remedies available to the Non-Breaching Party.

      12.2 Termination. This Agreement may be terminated at any time prior to the Closing as follows:

           (a)  by mutual written agreement of the parties hereto;

           (b) by Purchaser, provided Purchaser is not then in breach of this Agreement, pursuant to a written notice to Sellers, (i) if any one or more of the conditions to Purchaser's obligation to close has not been fulfilled in any material respect as of the Closing Date, (ii) subject to Section 12.1, if Sellers have breached in any material respect any representation, warranty, covenant or agreement contained in this Agreement, (iii) in accordance with the terms of Section 5.3(c), or (iv) if the Closing shall not have taken place by the date that is twelve (12) months after the date of the execution of this Agreement (the "Outside Date") (unless any of the foregoing events shall have resulted primarily from Purchaser breaching any representation, warranty, covenant or agreement contained in this Agreement); and

           (c) by Sellers, provided that no Seller is then in breach of this Agreement, pursuant to a written notice to Purchaser, (i) if any one or more of the conditions to Sellers' obligation to close has not been fulfilled in any material respect as of the Closing Date, (ii) subject to Section 12.1, if Purchaser has breached in any material respect any representation, warranty, covenant or agreement contained in this Agreement, or (iii) if the Closing shall not have taken place by the Outside Date (unless any of the foregoing events shall have resulted primarily from a Seller's breach of any representation, warranty, covenant or agreement contained in this Agreement).

      12.3 Effect of Termination. In the event of any termination of this Agreement, all obligations of the parties hereto under this Agreement (except for the obligations contained in Sections 9, 13.1, 13.2 and 13.5) shall terminate as of such date of termination and this Agreement shall thereafter become void and be of no further force and effect, and upon such termination no party hereto shall be liable to the other party, except for Losses (as defined in Section 11.1) resulting from breaches of this Agreement prior to such termination.

   13. Miscellaneous.

      13.1 Resolution of Disputes.

           (a) Any controversy, dispute or claim (collectively, a "Dispute") between the parties arising out of or relating to this Agreement, or the breach, termination or validity thereof, shall be finally settled by arbitration in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA") then obtaining. However, in all events, these arbitration provisions shall govern over any conflicting rules that may now or hereafter be contained in the AAA rules. The arbitration shall be held in Philadelphia, Pennsylvania unless the parties mutually agree to have the arbitration held elsewhere, and judgment upon the award made therein may be entered by any court having jurisdiction in Philadelphia, Pennsylvania; provided, however, that nothing contained in this Section 13.1 shall be construed to limit or preclude a party from bringing any action in any court of competent jurisdiction for injunctive or other provisional relief to compel another party to comply with its obligations under this Agreement during the pendency of the arbitration proceedings. Any judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction over the subject matter hereof. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve any claim hereunder.

           (b) Any such arbitration will be conducted before three (3) arbitrators, one of which shall be chosen by Sellers, one of which shall be chosen by Purchaser, and the third chosen by the other two arbitrators. The decision of a majority of the arbitrators will be the decision of the arbitrators. The arbitrators shall permit such discovery as they shall determine is appropriate in the circumstances, taking into account the needs of the parties and the desirability of making discovery expeditious and cost-effective. Any such discovery shall be limited to information directly related to the controversy or claim in arbitration and shall be concluded within sixty (60) days after appointment of the third arbitrator.

           (c) The prevailing party in any arbitration hereunder shall be entitled to an award of its reasonable costs incurred in connection therewith, including attorneys' fees.

           (d) For any Dispute submitted to arbitration, the burden of proof will be as it would be if the claim were litigated in a judicial proceeding.

           (e) Upon the conclusion of any arbitration proceedings hereunder, the arbitrators will render findings of fact and conclusions of law and a written opinion setting forth the basis and reasons for any decision reached and will deliver such documents to each party to this Agreement along with a signed copy of the award.

           (f) The arbitrators chosen in accordance with these provisions will not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of this Agreement.

      13.2 Expenses. The parties to this Agreement shall, except as otherwise specifically provided herein, bear their respective expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of agents, representatives, consultants, counsel and accountants.

      13.3 Further Assurances. Each of the parties shall execute such agreements and documents and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby. Each such party shall use its best efforts (which shall not include the payment of money) to fulfill or obtain the fulfillment of the conditions to the Closing, including the execution and delivery of any other agreement or document, the execution and delivery of which are conditions precedent to the Closing.

      13.4 Access to Records. From and after the Closing Date, Sellers shall allow Purchaser, and its counsel, accountants and other representatives, such access to Sellers' records that after the Closing are in the custody or control of Sellers as Purchaser reasonably requires in order to comply with its obligations under law or under contracts constituting Assumed Liabilities. From and after the Closing Date, Purchaser shall allow Sellers, and their counsel, accountants and other representatives, such access to records that after the Closing are in the custody or control of Purchaser as Sellers reasonably require in order to comply with their obligations under law (including with respect to tax matters and the preparation of the Closing Date Balance Sheet and the Closing Statement).

      13.5 Indemnification of Brokerage. Sellers agree to indemnify and save Purchaser harmless from any claim or demand for commissions or other compensation by any broker, finder, agent or similar intermediary claiming to have been employed by or on behalf of Sellers or any affiliate (including Morgan Stanley & Co. Incorporated), and to bear the cost of reasonable legal fees and expenses incurred in defending against any such claim. Purchaser agrees to indemnify and save Sellers harmless from any claim or demand for commissions or other compensation by any broker, finder, agent or similar intermediary claiming to have been employed by or on behalf of Purchaser or any affiliate (including Columbia Capital

Corporation) and to bear the cost of reasonable legal fees and expenses incurred in defending against such claim.

      13.6 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. If any court determines that any covenant, or any part of any covenant is invalid or unenforceable, such covenant shall be enforced to the extent permitted by such court, and all other covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

      13.7 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given when received if delivered personally against receipt; when transmitted if transmitted by telecopy, electronic or digital transmission method; the next day if sent for next day delivery by a nationally recognized overnight courier service; or upon receipt if sent by certified, registered or express mail, return receipt requested, postage prepaid. In each case notice shall be sent as follows:

           (a)  if to Sellers, to:

                Horizon Cellular Group
                101 Lindenwood Drive / Suite 125
                Malvern, PA 19355
                Telecopy No.: 610-993-2683
                Attention: Mr. Bruce M. Hernandez

           with a required copy to:

                Kleinbard Bell & Brecker
                1900 Market Street / Suite 700
                Philadelphia, Pennsylvania 19103
                Telecopy No.: 215-568-0140
                Attention: Howard J. Davis, Esquire

           (b) if to Purchaser, to:

                SYGNET Communications Inc.
                6550-B Seville Drive
                Canfield, OH 44406
                Telecopy No. 216-565-9557
                Attention: Mr. Craig T. Sheetz

           with a required copy to:

                Bryan Cave LLP
                700 Thirteenth Street NW
                Washington, DC 20005
                Attention: Thomas F. Dowd, Esquire
                Telecopy No. 202-508-6200

Any party may by notice given in accordance with this Section to the other parties designate another address or person for receipt of notices hereunder.

      13.8 Entire Agreement. This Agreement (including the Schedules and Exhibits) and the agreements (including the Escrow Agreement), certificates and other documents delivered hereunder contain the entire agreement between the parties with respect to the transactions described herein, and, except as provided in the next sentence, supersede all prior agreements, written or oral, with respect thereto.

      13.9 Amendments and Waivers. This Agreement may be modified or amended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

      13.10 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to principles of conflicts of law or any rule of interpretation or construction as to which party drafted this Agreement, except with respect to matters of law concerning the internal corporate affairs of any corporate entity that is a party to or the subject of this Agreement (as to those matters of law, the jurisdiction under which the respective entity derives its powers shall govern).

      13.11 Assignment; Binding Effect. Neither this Agreement nor any of the rights or obligations hereunder may be assigned (including by operation of law) by any party without the prior written consent of the other party except that Purchaser may assign its rights under this Agreement to an affiliate of Purchaser provided the Purchaser remains liable for the performance of all of its obligations hereunder notwithstanding such assignment. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

      13.12 Non-Recourse. Notwithstanding anything to the contrary contained herein or otherwise, this Agreement and all of the agreements and documents executed in connection herewith shall be non-recourse to the partners, affiliates and officers of Sellers and their partners, affiliates, officers, directors and stockholders, and if Sellers are in default hereof or under such other agreements or documents, Purchaser's recourse shall be limited solely (i) prior to Closing, to Sellers' and Sellers' equity in their respective assets, and (ii) following Closing, to the Indemnification Escrow. Notwithstanding anything to the contrary contained herein, the Escrow Amount (together with interest thereon as provided in Section 2.1(b)) shall constitute Sellers' sole recourse in the event of a termination of this Agreement by Sellers in accordance with the terms of Section 12.2(c)(ii).

      13.13 Beneficiaries of Agreement. The representations, warranties, covenants and agreements expressed in this Agreement are for the sole benefit of the other party or parties hereto and are not intended to benefit, and may not be relied upon or enforced by, any other party as a third-party beneficiary or otherwise.

      13.14 Counterparts: Facsimile Signatures. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto. Facsimile signatures on this Agreement and any of the agreements and documents executed in connection herewith shall be deemed original signatures.

      13.15 Exhibits and Schedules. The Exhibits and Schedules are a part of this Agreement as if fully set forth herein. All references herein to Sections, subsections, clauses, Exhibits and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

      13.16 Computation of Days; Holidays. Whenever this Agreement provides for a period of time that is expressed in terms of a numbers of days prior to or within which actions or events are to occur or not occur, such time period shall be measured in calendar days unless otherwise expressly provided. Whenever this Agreement provides for a date, day or period of time on or prior to which actions or events are to occur or not occur, and if such date, day or last day of such period of time falls on a Saturday, Sunday, or legal holiday, then the same shall be deemed to fall on the immediately following business day.

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
      13.17 Headings. The headings in this Agreement are for reference only, and shall not affect the meaning or interpretation of this Agreement.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                    HORIZON CELLULAR TELEPHONE COMPANY OF
                                    CHAUTAUQUA, L.P.
                                    By:  KCCGP, L.P., its general partner
                                    By:  HORIZON G.P., INC., its general partner

                                    By:  /s/ BRUCE M. HERNANDEZ
                                         ----------------------------------
                                         Bruce M. Hernandez, Vice President

                                    HORIZON CELLULAR TELEPHONE COMPANY OF
                                    CRAWFORD, L.P.
                                    By:  KCCGP, L.P., its general partner
                                    By:  HORIZON G.P., INC., its general partner

                                    By:  /s/ BRUCE M. HERNANDEZ
                                         ----------------------------------
                                         Bruce M. Hernandez, Vice President

                                    HORIZON CELLULAR TELEPHONE COMPANY OF
                                    INDIANA, L.P.
                                    By:  KCCGP, L.P., its general partner
                                    By:  HORIZON G.P., INC., its general partner

                                    By: /s/ BRUCE M. HERNANDEZ
                                        ----------------------------------
                                        Bruce M. Hernandez, Vice President

                                    SYGNET COMMUNICATIONS INC.

                                    By: /s/ ALBERT H. PHARIS
                                        ----------------------------------
                                    Name:  Albert H. Pharis, Jr.
                                    Title: President





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